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                                                                    EXHIBIT 4.10



                           REALTRUST ASSET CORPORATION
                                WARRANT AGREEMENT

THIS WARRANT HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS. THIS WARRANT MAY NOT BE TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS AN EXEMPTION THEREFROM IS AVAILABLE.

        This Warrant Agreement (this "Agreement") is entered into as of April 1, 1998 by and between RealTrust Asset Corporation, a Maryland corporation (the "Company"), and Capstone Investments, Inc., a Nevada corporation (the "Holder").

                                    RECITALS

        WHEREAS, the Company has agreed to grant to Holder warrants to purchase 50,000 shares of Company Common Stock in exchange and in consideration of making that certain loan in the principal amount of $850,000 to CMG Funding Corp., a subsidiary of the Company evidenced by that certain Convertible Secured Promissory Note of even date herewith.

        NOW, THEREFORE, BE IT RESOLVED, the parties agree hereto as follows:

1.      DESCRIPTION; EXECUTION.

        (a) The Company agrees to issue to the Holder and the Holder agrees to accept the Warrant Certificate evidencing the right to purchase 50,000 shares of Company Common Stock at the Exercise Price (as defined below). The Warrant Certificate shall be substantially in the form annexed hereto as Exhibit A.

        (b) This Agreement shall be executed on behalf of the Company by its President. Upon delivery of this Warrant to the Holder, this Agreement shall be binding upon the Company, and the Holder shall be entitled to all the benefits set forth herein.

2.      TERM OF WARRANT.

        The Warrant shall become exercisable at any time after the date hereof, and remain exercisable, subject to the conditions set forth in Section 3 until the close of business on April 1, 2001 (the "Expiration Date").

3.      EXERCISE OF WARRANT.

        (a) Subject to (b) below, at any time until the Expiration Date, the Holder shall have the right to purchase from the Company (and the Company shall promptly issue to the Holder) one fully-paid and nonassessable share of Common Stock at the Exercise Price (as defined below) for each Warrant, by surrendering the appropriate Warrant Certificate and the Subscription Form attached hereto to the Company at its executive offices and paying the aggregate Exercise Price for the shares to be purchased, in cash or by check or shares of Company Common Stock.

        (b) The Warrant may be exercised in whole and in part but not in increments of less than 100 shares. In case of a partial exercise, the Warrant Certificate shall be surrendered and a new Warrant Certificate of the same tenor and for the purchase of the number of shares not purchased upon such partial exercise shall be issued by the Company to the Holder hereof. The Warrants shall be deemed to have been exercised immediately prior to the close of business on the date of their surrender for exercise as provided above, and the person or entity entitled to receive the shares of Common Stock issuable upon the exercise shall be treated for all purposes as the holder of such shares of record as of the close of business on such date. Prior to any such exercise, neither the Holder nor any person entitled to receive shares issuable upon exercise shall be or have any of the rights of a shareholder of the Company. No adjustment shall be made for dividends or other stockholder rights for which the record date is prior to the date of exercise. As soon as practicable on or after such date, the Company shall issue in the name of, and deliver to the person or persons entitled to receive, a certificate or certificates for the full number of shares of Common Stock issuable upon such exercise.



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4. EXERCISE PRICE. The exercise price (the "Exercise Price") for each share of
Common Stock issuable pursuant to the Warrant shall be equal to the Price to Public of the securities sold by the Company in its initial public offering, adjusted as provided below. The Exercise Price may be paid, at the election of the Holder, by certified or cashier's check.

5. ADJUSTMENT OF WARRANT PRICE AND NUMBER OF SHARES OF COMMON STOCK.

        The number and kind of securities purchasable upon the exercise of the Warrants and the Exercise Price shall be subject to adjustment from time to time upon the happening of certain events, as follows:

        5.1 Adjustments. The Exercise Price of the Warrant shall be subject to adjustment as follows:

               (a) In case the Company shall issue rights, options, warrants or convertible securities to all or substantially all holders of its Common Stock, without any charge to such holders, entitling the holder thereof to subscribe for or purchase Stock at a price per share which is lower at the date of issuance of such rights, options, warrants or securities than the then Current Fair Market Value (as defined in Section 7 hereof), the price of shares of Stock thereafter purchasable upon the exercise of the Warrant shall be reduced to a price equal to an amount which would entitle the Holder to receive the same number of shares of Common Stock and other securities that he would have received had he exercised the Warrants immediately prior to such issuance.

               (b) For the purpose of this Section 5, the term "Common Stock" shall mean (i) the class of stock designated as the Common Stock of the Company at the date of this Agreement, or (ii) any other class of stock resulting from successive changes or reclassifications of such Common Stock consisting solely of changes in par value, or from par value to no par value, or from no par value to par value.

        5.2 No Adjustment for Dividends. Except as provided in Section 5.1 hereof, no adjustment in respect of any dividends or distributions out of earnings shall be made during the term of a Warrant or upon the exercise of a Warrant.

        5.3 No Adjustment in Certain Cases. No adjustments shall be made pursuant to Section 5 hereof in connection with the grant or exercise of presently authorized or outstanding options to purchase Common Stock under the Company's existing stock option plan or the exercise of presently outstanding warrants to purchase Common Stock.

        5.4 Preservation of Purchase Rights upon Reclassification, Consolidation, etc. In case of any consolidation of the Company with or merger of the Company into another corporation or in case of any sale or conveyance to another corporation of the property, assets or business of the Company as an entirety or substantially as an entirety, the Company or such successor or purchasing corporation, as the case may be, shall execute with the Holder an agreement that the Holder shall have the right thereafter, upon payment of the Exercise Price in effect immediately prior to such action, to purchase, upon exercise of each Warrant, the kind and amount of shares and other securities and property which it would have owned or have been entitled to receive after the occurrence of such consolidation, merger, sale or conveyance had each Warrant been exercised immediately prior to such action. In the event of a merger described in Section 368(a)(2)(E) of the Internal Revenue Code of 1986, as amended, in which the Company is the surviving corporation, the right to purchase shares of Common Stock under the Warrant shall terminate on the date of such merger and thereupon the Warrant shall become null and void, but only if the controlling corporation shall agree to substitute for the Warrant its warrant which entitle the holders thereof to purchase upon their exercise the kind and amount of shares and other securities and property which they would have owned or been entitled to receive had the Warrant been exercised immediately prior to such merger. Any such agreements referred to in this Subsection 5.4 shall provide for adjustments, which shall be as nearly equivalent as may be practicable to the adjustments provided for in Section 5 hereof. The provisions of this Subsection 5.4 shall similarly apply to successive consolidations, mergers, sales or conveyances.

6.      FRACTIONAL SHARES; ISSUANCE OF SHARES; LEGENDS.

        6.1 Fractional Shares. The Company shall not be required to issue fractional shares of Company Common Stock on the exercise of a Warrant. If any fraction of a share of Stock would, except for the provisions of this Section 6, be issuable on the exercise of a Warrant (or specified portion thereof), the Company shall in lieu thereof pay an



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amount in cash equal to the then Current Fair Market Value, multiplied by such fraction. For purposes of this Agreement, the term "Current Fair Market Value" shall mean (i) if the Common Stock is traded in the over-the-counter market and not in the NASDAQ Small Cap Market or the National Market nor on any national securities exchange, the average of the per share closing bid prices of the Common Stock on the 10 consecutive trading days immediately preceding the date in question, as reported by NASDAQ or an equivalent generally accepted reporting service, or (ii) if the Common Stock is traded in the NASDAQ Small Cap Market or the National Market or on a national securities exchange, the average for the 10 consecutive trading days immediately preceding the date in question of the daily per share closing prices of the Common Stock in the NASDAQ Small Cap Market or the National Market or on the principal stock exchange on which it is listed, as the case may be. or (iii) if the class of Stock is not publicly traded or quoted, the fair market value as determined by the Board of Directors of the Company based on (with appropriate adjustments) the most recent purchases of the Company's Stock and/or other relevant factors including the Company's income and assets or evaluation reports received by the Company.

        6.2 Issuance of Shares. All shares of Stock issued upon exercise of a Warrant will be duly authorized, validly issued, fully paid and nonassessable.

        6.3 Legends. If the Stock to be issued upon exercise of this Warrant has not been registered under the Securities Act of 1933, as amended, then the stock certificates representing such shares of Common Stock shall bear a legend substantially in the following form:

        THE SHARES OF STOCK REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE "ACT") OR APPLICABLE STATE SECURITIES LAWS AND ARE RESTRICTED SECURITIES. SUCH SECURITIES MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN EXEMPTION THEREFROM UNDER THE ACT AND STATE SECURITIES LAWS.

7.      TRANSFERABILITY.

        The Warrant or the Shares of Company Common Stock underlying the Warrant may not be transferred without the prior consent of the Company. The Company shall not be required to register any transfer on the books of the Company. The Company may require, as a condition to any transfer an opinion of counsel satisfactory to it prior to such transfer that registration under the Securities Act and applicable state securities laws is not required in connection with the transaction resulting in such transfer. Each new Warrant or Company Common Stock certificate issued upon any transfer as above provided shall bear an appropriate investment legend, except that such Warrant or Company Common Stock certificate shall not bear such restrictive legend if the opinion of counsel referred to above is to further effect that such legend is not required in order to establish compliance with the provisions of the Securities Act or if such transfer is made in accordance with the provisions of Rule 144(k) promulgated under the Securities Act. The Warrant may also be transferred by will or devise and by the laws of descent.

8.      MISCELLANEOUS.

        8.1    Notices.

               All notices, requests, demands and other communications required or permitted to be given hereunder shall be deemed to have been duly given if in writing and delivered personally, given by prepaid telegram, or mailed first class, postage prepaid, registered or certified mail, return receipt requested, to the following addresses:

               If to the Company:           Real Trust Asset Corporation
                                            CMG Funding Corp.,
                                            2855 East Cottonwood Parkway
                                            Suite 500
                                            Salt Lake City, Utah  84121
                                            Attention:  John D. Fry



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               With a copy to:           Jeffers, Wilson, Shaff & Falk, LLP
                                         18881 Von Karman Avenue, Suite 1400
                                         Irvine, California 92612
                                         Attention: Christopher A. Wilson, Esq.

               If to the Holder:         Capstone Investments, Inc.
                                         1601 North Rancho Drive
                                         Las Vegas, Nevada  89106
                                         Attention:  David Ferradino


               Any party may change the address to which such communications are to be directed to it by giving written notice to the other party. Except as otherwise provided in this Warrant, all notices shall be deemed to be given when delivered in person, or if placed in the mail as aforesaid, then two (2) days thereafter.

        8.2    Modifications.

               The parties may, by mutual consent, amend, modify, supplement and waive any right under this Warrant in any manner agreed by them in writing at any time.

        8.3    Entire Agreement.

               This Agreement, and any documents, instruments or agreements specifically referred to herein, set forth the entire agreement and understanding of the parties with respect to the transactions contemplated hereby and supersede all prior agreements, arrangements and understandings relating to the subject matter hereof.

        8.4    Headings.

               The section and paragraph headings contained in this Agreement are for convenient reference only, and shall not in any way affect the meaning or interpretation hereof.

        8.5    Governing Law; Arbitration.

               This Agreement shall be governed by and construed in accordance with the laws of the State of Maryland, without any regard to the choice of law provisions thereof. Any dispute arising under this Agreement shall be resolved by binding arbitration under the rules of commercial arbitration of the American Arbitration Association in Salt Lake City, Utah.

        8.6    Severability.

               If any provision of this Agreement shall be held to be invalid, illegal or unenforceable, it shall be deemed severable from the remaining provisions of this Agreement which shall remain in full force and effect.

        8.7    Waiver.

               No waiver of any provision of this Agreement or any breach thereof shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar) or any other breach hereunder nor shall such waiver constitute a continuing waiver. Either party may waive performance of any provision of this Agreement, the non-performance of which would otherwise constitute a breach of this Agreement, including but not limited to the non-performance of any condition precedent to such party's performance, without affecting the enforceability of this Agreement or the provisions contained herein.

        8.8    Heirs; Successors and Assigns.

               The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective heirs, successors and assigns of the parties hereto. Holders may transfer and assign the Warrants only as provided in Section 7 and any assignment in violation of the foregoing shall be void.



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        8.9    Attorneys' Fees.

               If any legal action is instituted to enforce or interpret the terms of this Agreement, the prevailing party in such action shall be entitled to actual attorneys' fees in addition to any other relief to which the party is entitled.


        IN WITNESS WHEREOF, the parties have executed this instrument as of the date first written above.


                                             REALTRUST ASSET CORPORATION,
                                             A MARYLAND CORPORATION


                                             By:  ______________________________
                                                  John D. Fry,
                                                  Chief Executive Officer



                                                             "HOLDER"

                                             CAPSTONE INVESTMENTS, INC.,
                                             A NEVADA CORPORATION



                                             By:  ______________________________
                                                  David Ferradino,
                                                  Authorized Signatory



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